Exhibit 99.1
RETAIL VENTURES, INC. ANNOUNCES DISPOSITION
OF ITS FILENE’S BASEMENT SUBSIDIARY
     COLUMBUS, Ohio, April 21 /PRNewswire-FirstCall/ — Retail Ventures, Inc. (NYSE: RVI) today announced the disposition of its Filene’s Basement subsidiary to FB II Acquisition Corp., a newly formed entity owned by the Buxbaum Group. RVI will not realize any proceeds from this transaction. Filene’s Basement has recently experienced significant liquidity problems. Future plans for the operation of the Filene’s Basement business are uncertain and will be controlled by Filene’s Basement and its new owner. Filene’s Basement has retained Pachulski, Stang, Ziehl & Jones LLP as counsel and Mr. Alan Cohen as Chief Restructuring Officer.
     RVI’s guarantee of all of Filene’s Basement’s obligations under its secured credit agreement, which currently has a balance of $14.2 million, will continue notwithstanding today’s disposition of Filene’s Basement by RVI. As previously disclosed, RVI has an arrangement with the lenders under the secured credit agreement pursuant to which RVI has agreed to acquire a $7.5 million Last Out Participation in that secured credit agreement, which is included in the current loan balance amount referred to above. In connection with the disposition of the stock of Filene’s Basement, RVI and the lenders under Filene’s Basement’s secured credit facility have entered into an agreement pursuant to which the lenders will, subject to certain terms and conditions, forbear from making demand on the RVI guarantee until the lenders, to the extent reasonably possible, have been able to be repaid by Filene’s Basement. There can be no assurance that all of the terms and conditions to the forbearance agreement, some of which are not within the control of RVI, will be satisfied and, in addition, RVI does not currently have forbearance agreements with respect to certain other obligations of Filene’s Basement which RVI has guaranteed.
     Retail Ventures has begun reviewing its available options to the extent it may become necessary to manage and enhance its liquidity position. Although RVI’s plan to enhance liquidity could include, among other things, the sale or collateralization of shares of common stock of DSW Inc. or a sale of equity by RVI, no assurance can be given that any such transaction can be completed on favorable terms or that such a transaction would satisfy all of RVI’s liquidity requirements.
     DSW is not a party to any guarantees on behalf of Filene’s Basement’s contractual obligations, and DSW operates under a separate secured credit agreement to which neither RVI nor Filene’s Basement is a party. RVI is not aware of any liquidity difficulties at DSW.
     Retail Ventures, Inc. is a holding company whose subsidiary, DSW, is a leading multi-channel footwear specialty retailer operating 300 stores in 37 states as of March 26, 2009. DSW also supplies footwear to 367 leased locations in other retailers nationwide (including 25 Filene’s Basement locations) and serves customers through its e-commerce site www.dsw.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that could cause our future financial performance in fiscal 2009 and beyond to differ materially from those expressed or implied in any such forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of RVI’s latest quarterly or annual report, as filed with the SEC. These factors include, but are not limited to: the effect of any bankruptcy filing by Filene’s Basement on the business and obligations of RVI; the effect of any failure by RVI to satisfy its guarantees under the Filene’s Basement credit agreement or for other obligations of Filene’s Basement; the effect of Filene’s Basement or RVI not paying certain obligations; the reputational and operational impact on DSW of a Filene’s Basement bankruptcy proceeding and liquidity issues of RVI; the effect of possible litigation with creditors of Filene’s Basement or RVI; DSW’s success in opening and operating new stores on a timely and profitable basis; continuation of DSW’s supply agreements and the financial condition of its leased business partners; DSW’s ability to maintain good relationships with its vendors; DSW’s ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; the effect of the bankruptcy filing made by Value City; the impact of the disposition of Filene’s Basement and of a majority interest in Value City and the reliance on remaining subsidiaries to pay indebtedness and intercompany service obligations; the risk of Value City and Filene’s Basement not paying us or its other creditors, for which Retail Ventures may have some liability; the impact of Value City and Filene’s Basement on our liquidity; disruption of our distribution operations; our dependence on DSW for key services; the success of dsw.com; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; liquidity and investment risks related to our investments; and DSW’s ability to secure additional credit upon the termination of its existing credit facility. Additional factors that could cause our actual results to differ materially from our expectations are described in RVI’s latest annual or quarterly report, as filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made. RVI undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

SOURCE:	Retail Ventures, Inc.
Contact:	Jim McGrady, Chief Financial Officer – (614) 238-4105

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